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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of June, 2005, between SUPERIOR GALLERIES, INC., a Delaware Corporation (the "Company"), and LARRY ABBOTT, with reference to the following:

         Company desires to employ Mr. Abbott as its Executive Vice President and Chief Sales Officer and Mr. Abbott desires to accept such employment, on the terms and conditions set forth hereinafter in this Agreement.

         NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties, it is agreed as follows:

         1.   EMPLOYMENT AS EXECUTIVE VICE PRESIDENT AND CHIEF SALES OFFICER

              1.1 EMPLOYMENT AS EXECUTIVE VICE PRESIDENT AND CHIEF SALES OFFICER. The Company hereby employs Mr. Abbott as Executive Vice President and Chief Sales Officer, and Mr. Abbott hereby accepts such employment and agrees to serve in that position, on a full time basis, in accordance with the terms and subject to the conditions contained in this Agreement. Mr. Abbott's employment will be pursuant to a co-employment agreement with Administaff.

              1.2 NO CONFLICTING DUTIES. Mr. Abbott hereby represents and warrants that he is under no contractual or other commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement or which would interfere with the performance of his duties hereunder, including, but not limited to, any employment, services or consulting agreements or commitments or any non-competition, trade secret or confidentiality or similar agreements.

              1.3 NONSOLICITATION COVENANT. The Company wishes to protect its legitimate business interests and Mr. Abbott has, and recognizes that he will continue to have, access to significant confidential, proprietary or trade secret information of the Company during the course of his employment including, but not limited to, names and relationships with clients and potential clients. Based on the foregoing, for the term of this Agreement and for an additional one
(1) year after termination Mr. Abbott's employment, Mr. Abbott shall not, without the Company's prior written approval: (a) solicit business from any person or entity which was a client or prospective client of the Company at any time during Mr. Abbott's employment; (b) entice, induce or encourage any other person to engage in any activity which, were it done by Mr. Abbott directly, would violate any provision hereof.

         2. COMPENSATION. Mr. Abbott's compensation for all services rendered to the Company or to any affiliate of the Company shall be as follows:

              2.1 BASE SALARY AND BONUSES. Mr. Abbott's base salary shall be $200,000 per year, subject to annual increase based on the Consumer Price Index, and payable in accordance with the Company's usual pay schedule for officer salaries. In addition, Mr. Abbott shall receive

         (a) a signing bonus of $25,000 payable in the two pay periods immediately following his 30th day of employment hereunder, and refundable in the event he resigns or is terminated for cause within one year of commencing employment;

         (b) a bonus of up to 150% of his base salary based upon the Company's performance in accordance with the attached spreadsheet.

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              2.2 EMPLOYEE BENEFITS. Health insurance coverage under the
Company's group plan, on the same terms and conditions as other SUPERIOR employees and participation in all other employee benefit plans and programs in which all full time employees are generally entitled to participate.

              2.3 VACATION AND SICK DAYS. Mr. Abbott shall be entitled to 15 days paid vacation and six sick/personal days per year in accordance with the Company's employee handbook.

              2.4 REIMBURSEMENT OF EXPENSES/DUES. Mr. Abbott shall be entitled to be reimbursed promptly for his reasonable out-of-pocket expenses incurred in the performance of his duties for the Company, and for professional dues and subscriptions relating to said duties, in accordance with and subject to the Company's expense reimbursement policies. The Company shall pay for Mr. Abbott's PNG membership, and will provide Mr. Abbott the use of a cellular telephone and laptop computer with wireless access.

              2.5 MOVING ALLOWANCE. The Company shall reimburse Mr. Abbott for up to $10,000 of actual expenses relating to his move to California, provided said move is completed no later than August 31, 2006. Until August 31, 2006 or the completion of his move (whichever is sooner), Mr. Abbott shall be permitted to work remotely on two days (Monday or Friday) per month, with Saturdays or Sundays worked at trade shows to be added to this allowance on a one-for-one basis. If Mr. Abbott does not complete his move to California by August 31, 2006, he shall lose all right to remote working days or moving allowance.

              The Company will pay Mr. Abbott's initial airfare from Dallas to Los Angeles upon commencement of his employment, and will pay for up to two round trip airfares for Mr. Abbott's spouse from Dallas to Los Angeles for the purpose of a residence search.

              2.6 TAXES AND WITHHOLDINGS. All compensation and benefits payable to Mr. Abbott under this Agreement shall be paid net of any employment taxes or withholding required pursuant to applicable law or under any employee benefit plans or programs in which Mr. Abbott or his dependents participate.

         3. GRANT OF STOCK AND STOCK OPTIONS. The Company shall grant Mr. Abbott 25,000 shares of the Company's restricted voting stock vesting quarterly or annually (at Mr. Abbott's option) over a four-year period. Should the Company register stock for other stockholders during the period of Mr. Abbott's employment, it shall make best efforts to register stock for Mr. Abbott as well. In addition, the Company shall grant options to purchase a total of 100,000 shares of the Company's Common Stock (the "Options") at an option purchase price to be closing price of the Company's Common Stock as traded on the Over-the-counter Bulletin Board on day the Board of Directors approves said options, said options vesting in equal amounts over four years under and pursuant to the Company's 2003 Omnibus Stock Option Plan (the "Plan"). On or after the vesting of any portion of this Option in accordance herewith, and until termination of the right to exercise this Option in accordance with
Section 3.1 below, the portion of this Option which has vested prior to such termination may be exercised in whole or in part by Mr. Abbott upon delivery of the following to the Company at its principal executive offices of a written notice to exercise along with a check in the amount of the option purchase price multiplied by the number of shares being purchased.

              3.1 TERMINATION OF OPTIONS. The Options granted hereby may be exercised until the later of (a) 5 years from the date of vesting; (b) 30 days following termination of Mr. Abbott's employment with the Company.

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         4. INDEMNIFICATION AND D&O LIABILITY INSURANCE. The Company agrees that it shall indemnify and hold Mr. Abbott harmless against any liability, claim or cost resulting from any claims against him for acts or omissions occurring in the course of his employment with the Company, PROVIDED, HOWEVER, that this obligation shall not extend to wrongful acts of Mr. Abbott which are determined by a trier of fact to have been intentional or grossly negligent. To the extent that the indemnification provisions of the Company's by-laws differ materially from this Section 4, the by-laws shall control. Notwithstanding the foregoing, the Company agrees that during the term of this Agreement it shall maintain directors and officers liability insurance covering Mr. Abbott, in an amount and under such terms and conditions as are typical for a company such as the Company.

         5. TERM AND TERMINATION.

              5.1 TERM. The term of Mr. Abbott's employment under this Agreement shall be three (3) years commencing on the date of this Agreement, unless Mr. Abbott's employment is sooner terminated pursuant to provisions hereinafter set forth in this Section 5 or unless Mr. Abbott's employment is extended by mutual agreement of the parties.

              5.2 TERMINATION WITHOUT CAUSE. The Company shall be entitled at any time to terminate Mr. Abbott's employment without Cause (as defined below), effective on fifteen (15) days prior written notice to Mr. Abbott. Mr. Abbott's employment with the Company also shall terminate in the event and on the occurrence of his disability or his death. In the event of any such termination of Mr. Abbott's employment pursuant to this Section 5.2, the Company shall (a) continue to pay Mr. Abbott his base salary for a period of three (3) months from the effective date of the termination (the "Severance Period"), and (b) continue medical insurance coverage for him (and for his dependents if they also were covered at the time of such termination), on the terms in effect at the time of such termination, for the Severance Period. In the event that Mr. Silvano DiGenova is neither the Company's Chairman of the Board nor its Chief Executive Officer at the time Mr. Abbott is terminated under this Section 5.2, the Severance Period shall be six (6) months.

              5.3 TERMINATION FOR CAUSE. The Company may terminate Mr. Abbott's employment for Cause at any time effective on written notice to him. In the event of a termination for Cause, the Company's sole obligation and liability to Mr. Abbott shall be to pay Mr. Abbott any unpaid salary, together with any unused vacation, accrued to the effective date of such termination. For purposes of this Agreement, "Cause" shall be defined as the occurrence of any of the following: (a) Mr. Abbott's conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude; (b) Mr. Abbott's breach or violation of any confidentiality covenants with the Company, or of any conflict of interest or ethics policies from time to time adopted by the Board of Directors and made applicable generally to the officers of the Company, which continues unremedied for a period of ten (10) days following written notice thereof to Mr. Abbott from the Company or which is not susceptible to cure; (c) Mr. Abbott's breach or violation of any of his material covenants or obligations in this Agreement which continues unremedied for a period of thirty (30) days following written notice thereof to Mr. Abbott from the Company or which is not susceptible to cure.

              5.4 EXCLUSIVITY OF REMEDIES. In the event of any termination of Mr. Abbott's employment by the Company, and whether such termination is or is not for Cause, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 5 shall constitute the exclusive rights, remedies and obligations of the parties, and each party disclaims any other rights or remedies it or he (as the case may be) would, but for the provisions of this Section, have under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

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         6.   MISCELLANEOUS.

              6.1 ENTIRE AGREEMENT/AMENDMENT. This Agreement (including any co-employment agreement with Administaff) shall constitute the entire agreement of the parties with respect to its subject matter, and shall supersede any other prior or contemporaneous written, oral or implied agreements or understandings between the parties. This Agreement may be amended at any time, but only by a written instrument signed by both parties.

              6.2 NO ASSIGNMENT. No party may transfer or assign any of its rights or obligations under this Agreement and any attempt to do so shall be null and void; PROVIDED, HOWEVER, that the Company shall be entitled, without the necessity of having to obtain the consent of Mr. Abbott, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock of the Company or all or substantially all of the assets of the Company, whether by purchase, merger, consolidation or otherwise.

              6.3 BINDING ON SUCCESSORS. Subject to Section 6.2 above, this Agreement shall be binding on the parties and their respective heirs, legal representatives and successors and assigns.

              6.4 HEADINGS. Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

              6.5 SEVERABILITY. If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

              6.6 GOVERNING LAW/ARBITRATION AND WAIVER OF JURY TRIAL. This Agreement is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles. Any dispute between the parties relating to this Agreement shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association in Los Angeles County, California and the determination of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the parties. EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY'S RIGHTS TO A TRIAL BY JURY IN ANY SUCH PROCEEDING, AND IN ANY TRIAL OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING SHALL BE THE ARBITRATOR.

              6.7 AUTHORITY. The Company represents and warrants to Mr. Abbott that it has the requisite corporate power and authority, and Mr. Abbott represents and warrants to the Company that he has the legal capacity and right to enter into this Agreement and to perform its or his respective obligations under this Agreement. Each of the Company and Mr. Abbott further represents and warrants that its or his (as the case may be) execution, delivery and performance of this Agreement does not and will not conflict with or violate any contract, agreement or understanding, written or oral, to which it or he is a party to which it or he is subject or bound.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:


SUPERIOR GALLERIES, INC.


By:  /s/ Paul Biberkraut                           /s/ Larry Abbott
     ----------------------------                  -----------------------------
                                                   Larry Abbott


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